Exhibit 10.15

Tidewater Inc.

Summary of Director Compensation Arrangements

as of December 31, 2018

For service as a non-management director, compensation is as follows:

•	A base annual retainer of $225,000, 25% of which is paid in cash and 75% of which is paid as time-based restricted stock units (with a 15% decrease in the cash portion effective January 1, 2018);
•	An additional annual cash retainer of $50,000 for the chair of the board;
•

An additional annual cash retainer of $15,000 for the chair of each of the audit committee and the compensation committee and $5,000 for the chair of the nominating and corporate governance committee; and

•	Reimbursement of reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors and its committees.